Exhibit 99.1

FOR IMMEDIATE RELEASE	For further information, call: Timothy R. Horne – Sr. Vice President - Finance
Dover, Delaware, April 28, 2016	(302) 857-3292

DOVER MOTORSPORTS, INC. REPORTS RESULTS

FOR THE QUARTER ENDED MARCH 31, 2016

Dover Motorsports, Inc. (NYSE: DVD) today reported its results for the quarter ended March 31, 2016.

The Company historically reports a loss in the first quarter due to the seasonality of our motorsports business. No major events were promoted during the first quarter of 2016 or 2015; therefore, our revenues were minimal.

Operating and marketing expenses of $1,206,000 in the first quarter of 2016 increased slightly from $1,109,000 in the first quarter of 2015 primarily due to increased employee and video production costs in our ticketing and marketing department.

General and administrative expenses of $1,954,000 in the first quarter of 2016 were consistent with the $1,940,000 in the first quarter of 2015.

Loss on disposal of long-lived assets in the first quarter of 2015 represents the costs to remove certain grandstand structures.

Depreciation expense decreased to $896,000 in the first quarter of 2016 compared to $1,545,000 in the first quarter of 2015. During the first quarter of 2016, we decided to begin renovations to certain facilities which will take place during 2016. Accordingly, we changed the estimated useful lives of these facilities resulting in $91,000 of increased depreciation expense in the first quarter of 2016. During the first quarter 2015, we decided to remove from service additional grandstand seats and structures after our 2015 race season. We changed the estimated useful lives of the impacted assets resulting in a $729,000 increase in our first quarter 2015 depreciation expense.

Income from assets held for sale of $427,000 in the first quarter of 2015 represents non-refundable payments made by the potential buyer in 2015 to extend the closing date under our now expired agreement to sell our Nashville facility.

Net interest expense was $59,000 in the first quarter of 2016 compared to $147,000 in the first quarter of 2015. The decrease is primarily due to lower average outstanding borrowings and lower fees.

Loss before income taxes was $3,962,000 for the first quarter of 2016 compared to $4,366,000 for the first quarter of 2015. The results for 2016 include the $91,000 of accelerated depreciation expense. The results for 2015 include the $729,000 of accelerated depreciation, the $40,000 loss on disposal of long-lived assets and the $427,000 income from assets held for sale. On an adjusted basis, excluding these items, loss before income taxes was $3,871,000 for the first quarter of 2016 compared to $4,024,000 for the first quarter of 2015.

Net loss for the first quarter of 2016 was $2,343,000 or $.06 per diluted share compared with a loss of $2,604,000 or $.07 per diluted share in the first quarter of 2015. Net loss, adjusted for the aforementioned items, was $2,289,000 or $.06 per diluted share for the first quarter of 2016 compared to $2,425,000 or $.07 per diluted share for the first quarter of 2015.

At March 31, 2016, the Company’s total indebtedness was $7,580,000 compared with $11,780,000 at March 31, 2015.

*  *  *

This release contains or may contain forward-looking statements based on management’s beliefs and assumptions. Such statements are subject to various risks and uncertainties which could cause results to vary materially. Please refer to the Company’s SEC filings for a discussion of such factors.

Dover Motorsports, Inc. is a leading promoter of NASCAR sanctioned and other motorsports events in the United States whose subsidiaries own and operate Dover International Speedway in Dover, Delaware and Nashville Superspeedway near Nashville, Tennessee. For further information, log on to dovermotorsports.com.

DOVER MOTORSPORTS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

In Thousands, Except Per Share Amounts

(Unaudited)

	Three Months Ended
	March 31,
	2016	2015
Revenues:
Event-related	$139	$10

Expenses:
Operating and marketing	1,206	1,109
General and administrative	1,954	1,940
Loss on disposal of long-lived assets	—	40
Depreciation	896	1,545

	4,056	4,634

Income from assets held for sale	—	427

Operating loss	(3,917)	(4,197)
Interest expense, net	(59)	(147)
Benefit (provision) for contingent obligation	14	(23)
Other income	—	1

Loss before income taxes	(3,962)	(4,366)
Income tax benefit	1,619	1,762

Net loss	$(2,343)	$(2,604)

Net loss per common share:
Basic	$(0.06)	$(0.07)

Diluted	$(0.06)	$(0.07)

Weighted average shares outstanding:
Basic	36,251	36,153
Diluted	36,251	36,153

DOVER MOTORSPORTS, INC.

RECONCILIATION OF GAAP LOSS BEFORE INCOME TAXES TO ADJUSTED LOSS BEFORE INCOME TAXES

AND RECONCILIATION OF GAAP NET LOSS TO ADJUSTED NET LOSS

In Thousands, Except Per Share Amounts

(Unaudited)

	Three Months Ended
	March 31,
	2016	2015
GAAP loss before income taxes	$(3,962)	$(4,366)
Accelerated depreciation (1)	91	729
Income from assets held for sale (2)	—	(427)
Loss on disposal of long-lived assets (3)	—	40

Adjusted loss before income taxes	$(3,871)	$(4,024)

GAAP net loss	$(2,343)	$(2,604)
Accelerated depreciation, net of income taxes (1)	54	433
Income from assets held for sale, net of income taxes (2)	—	(278)
Loss on disposal of long-lived assets, net of income taxes (3)	—	24

Adjusted net loss	$(2,289)	$(2,425)

GAAP net loss per common share - basic and diluted	$(0.06)	$(0.07)
Accelerated depreciation, net of income taxes (1)	—	0.01
Income from assets held for sale, net of income taxes (2)	—	(0.01)
Loss on disposal of long-lived assets, net of income taxes (3)	—	—

Adjusted net loss per common share - basic and diluted	$(0.06)	$(0.07)

(1)	During the first quarter of 2016, we began a renovation project of certain track related assets at our Dover International Speedway facility which will take approximately one year to complete. As a result, we shortened the service lives of these assets which resulted in accelerated depreciation being recorded in the first quarter of 2016.

During the first quarter of 2015, we made the decision to remove certain grandstand seating at our Dover International Speedway facility at the end of the 2015 race season. As a result, we shortened the service lives of these assets which resulted in accelerated depreciation being recorded in the first quarter of 2015.

(2)	On May 29, 2014, we entered into an agreement to sell our Nashville Superspeedway facility. The potential buyer made several payments to us to extend the closing date of settlement. A portion of these payments were recognized by us as income from assets held for sale during the first quarter of 2015. .

(3)	Loss on disposal of long-lived assets is attributable to the decision to remove and dispose of certain grandstand seating at our Dover International Speedway facility.

The above financial information is presented using other than generally accepted accounting principles (“non-GAAP”), and is reconciled to comparable information presented using GAAP. Non-GAAP adjusted loss before income taxes, adjusted net loss and adjusted net loss per common share—basic and diluted are derived by adjusting amounts determined in accordance with GAAP for the aforementioned accelerated depreciation, income from assets held for sale and loss on disposal of long-lived assets. We believe such non-GAAP information is useful and meaningful to investors, and is used by investors and us to assess core operations. This non-GAAP financial information may not be comparable to similarly titled measures used by other entities and should not be considered as an alternative to loss before income taxes, net loss or net loss per common share - basic and diluted, which are determined in accordance with GAAP.

DOVER MOTORSPORTS, INC.

CONSOLIDATED BALANCE SHEETS

In Thousands

(Unaudited)

	March 31,	March 31,	December 31,
	2016	2015	2015
ASSETS
Current assets:
Cash	$153	$114	$1
Accounts receivable	1,430	1,699	173
Inventories	71	71	72
Prepaid expenses and other	1,820	1,715	1,136
Receivable from Dover Downs Gaming & Entertainment, Inc.	—	—	44
Prepaid income taxes	2	170	1
Deferred income taxes	1,408	1,606	79
Assets held for sale	26,000	26,000	26,000

Total current assets	30,884	31,375	27,506
Property and equipment, net	53,105	56,757	53,542
Other assets	844	928	851
Deferred income taxes	531	569	549

Total assets	$85,364	$89,629	$82,448

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$686	$322	$137
Accrued liabilities	2,246	4,342	3,215
Payable to Dover Downs Gaming & Entertainment, Inc.	10	11	—
Deferred revenue	5,648	6,721	1,278

Total current liabilities	8,590	11,396	4,630
Revolving line of credit, net	7,580	11,780	5,900
Liability for pension benefits	3,689	4,145	3,790
Provision for contingent obligation	1,713	1,836	1,727
Deferred income taxes	14,087	14,887	14,408

Total liabilities	35,659	44,044	30,455

Stockholders’ equity:
Common stock	1,833	1,822	1,822
Class A common stock	1,851	1,851	1,851
Additional paid-in capital	101,764	101,562	101,742
Accumulated deficit	(52,644)	(56,353)	(50,301)
Accumulated other comprehensive loss	(3,099)	(3,297)	(3,121)

Total stockholders’ equity	49,705	45,585	51,993

Total liabilities and stockholders’ equity	$85,364	$89,629	$82,448

DOVER MOTORSPORTS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

In Thousands

(Unaudited)

	Three Months Ended
	March 31,
	2016	2015
Operating activities:
Net loss	$(2,343)	$(2,604)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	896	1,545
Amortization of credit facility fees	24	24
Stock-based compensation	109	136
Excess tax benefits from stock-based compensation	(27)	—
Deferred income taxes	(1,620)	(1,762)
(Benefit) provision for contingent obligation	(14)	23
Income from assets held for sale	—	(427)
Changes in assets and liabilities:
Accounts receivable	(1,257)	(1,560)
Inventories	1	(1)
Prepaid expenses and other	(692)	(681)
Prepaid income taxes	(1)	—
Accounts payable	422	120
Accrued liabilities	(969)	(975)
Payable to/receivable from Dover Downs Gaming & Entertainment, Inc.	54	(11)
Deferred revenue	4,370	5,373
Liability for pension benefits	(72)	(55)

Net cash used in operating activities	(1,119)	(855)

Investing activities:
Capital expenditures	(332)	(753)
Purchases of available-for-sale securities	(2)	(6)
Proceeds from sale of available-for-sale securities	1	5
Non-refundable payments received related to assets held for sale	—	800

Net cash (used in) provided by investing activities	(333)	46

Financing activities:
Borrowings from revolving line of credit	3,100	3,580
Repayments on revolving line of credit	(1,420)	(2,560)
Repurchase of common stock	(103)	(121)
Excess tax benefits from stock-based compensation	27	—

Net cash provided by financing activities	1,604	899

Net increase in cash	152	90
Cash, beginning of period	1	24

Cash, end of period	$153	$114